Exhibit 10.173

AMENDMENT TO THE

MELLON FINANCIAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(POST 12/31/04)

EFFECTIVE JANUARY 1, 2005

(the “Plan”)

In order to assure documentary compliance with Internal Revenue Code Section 409A and clarify coordination with various other non-qualified programs so as to avoid unintended and impermissible substitutions or accelerations because of offsets by benefits under such programs and in accordance with the reservation of the right to amend the Plan under Article IX, the Plan is hereby amended as follows:

1. In the calculation of the reduction of a Participant’s Section 4.7 Retirement Plan Make-Up, the “Participant’s interest in the cash value of the Policies” shall be determined as of the Participant’s termination of employment (and shall not be subject to any variation on the basis of any election or action of the Participant or the Company).

Date:	December 22, 2008	/s/ Lisa B. Peters
Lisa B. Peters
Chief Human Resources Officer